EMPLOYMENT AGREEMENT
This EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of the 18th day of December, 2017 between Forterra, Inc., a Delaware corporation (the "Company") and Mark Carpenter (the "Executive") (each of the foregoing individually a "Party" and collectively the "Parties").

WHEREAS, the Company wishes to continue to employ the Executive and the Executive wishes to continue to be employed by the Company, in each case, from and after the Effective Date (as defined below) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.Employment. The Executive's employment hereunder shall commence effective as of December 18, 2017, (the "Effective Date") and end on the date the Executive's employment is terminated pursuant to Section 5 hereof (the "Employment Period"). During the Employment Period, the Executive will devote substantially all of his full business time and use his best efforts to advance the business and welfare of the Company and its subsidiaries and affiliates and will not engage in (i) any other employment or business activities, or (ii) any other activities for any direct or indirect remuneration that would be harmful or detrimental to the business and affairs of the Company or that would interfere with his duties hereunder. The foregoing, however, shall not preclude the Executive from (A) serving on civic or charitable boards or committees, managing personal investments, or engaging in such other activities as the Board of Directors of the Company or its equivalent (such entity, the "Board") may approve from time to time, nor (B) owning up to five percent (5%) of any class of equity securities of any corporation having a class of equity securities registered pursuant to the Securities Exchange Act of 1934, as amended, which are publicly owned and regularly traded on any national securities exchange or over-the-counter market, in each case so long as such activities do not materially interfere with the performance of the Executive's responsibilities hereunder.

2.Position. During the Employment Period, the Executive shall serve as President, Drainage Pipe & Products of the Company and shall report directly to the Company's Chief Executive Officer. During the Employment Period, the Executive shall also serve in such other capacities as may be reasonably requested from time to time by the Board or the Chief Executive Officer that are consistent with the Executive's position and shall render such other services for the Company as the Board or the Chief Executive Officer may from time to time reasonably request and as shall be consistent with the Executive's position and responsibilities.

3.	Compensation.

(a)    Base Salary. During the Employment Period, the Executive shall receive a base salary at a rate of $375,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company, and shall be subject to review on an annual basis as determined by the Board or a committee thereof (the "Base Salary").

(b)    Annual Bonus. In addition to the Base Salary, during each calendar year ending during the Employment Period, the Executive shall be eligible to earn an annual cash performance bonus, with a target bonus amount equal to not less than 75% (and a maximum potential bonus amount equal to 150%, subject to the Board's discretion to exceed such amount in the event of exceptional Company and/or individual performance) of his then annual Base Salary (the "Performance Bonus"), based on attainment of certain performance criteria established by the Board (or a committee thereof). Except as otherwise provided in Section 5, in order to receive payment of any such annual cash performance bonus, the Executive must be continuously employed by the Company through the date of actual payment.

(c)    Participation in Benefit Plans. During the Employment Period, the Executive (and where permitted, his dependents) shall be entitled to receive all perquisites and participate in all benefit plans, programs and policies maintained by the Company from time to time that are available generally to its similarly-situated senior executives (collectively, "Perquisites and Benefits"); provided, however, that the Executive's right to receive such Perquisites and participate in such Benefits shall not affect the Company's right to amend or terminate the general applicability of such Perquisites and Benefits. The Company may, in its sole discretion and from time to time, amend, eliminate or establish benefit programs as it deems appropriate.

(d)    Expenses. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company's applicable expense reimbursement policies and procedures. Any expenses shall be reimbursed promptly in accordance with such policies and procedures.

(e)    Vacation. During the Employment Period, the Executive shall be entitled to four (4) weeks of paid vacation during each calendar year in accordance with the Company's policies, pro-rated, in the case of any partial year, for the actual number of days that the Executive was employed by the Company during such calendar year.

4.Location of Employment. As of the Effective Date, the Executive's principal business location shall be at the Company's offices in Irving, Texas; provided, however, that the Executive will be required to travel and spend time at the Company's other offices as reasonably required by the Company and consistent with his position, duties and responsibilities.

5.Termination of Employment. Subject to the further provisions of this Section 5, the Employment Period and the Executive's employment hereunder may be terminated by either Party at any time and for any or no reason; provided, however, that the Company and the Executive will be required to give written notice of any termination of the Executive's employment as set forth in this Section 5. Notwithstanding any other provision of this Agreement, the provisions of this Section 5 shall exclusively govern the Executive's rights to compensation and benefits upon termination of employment with the Company.

(a)    Notice of Termination. Any termination or resignation of the Executive's employment by the Company or by the Executive, as applicable, under this Section 5 (other than termination of employment as a result of the Executive's death or Disability) shall be communicated by a written notice (a "Notice of Termination") to the other Party hereto (i) indicating whether the termination is for or without Cause (as defined below) or the resignation is for or without Good Reason (as defined below), (ii) indicating the specific termination provision in this Agreement relied upon, and (iii) specifying a date of termination (the "Date of Termination"), which, if submitted by the Executive, shall be thirty (30) days following the date of such notice (or the first business day following the last day of the Cure Period, in the case of Executive's resignation for Good Reason, or such other date as mutually agreed by the Company and the Executive).

(b)    Accrued Rights. Upon a termination of the Executive's employment for any reason, the Executive (or the Executive's estate) shall be entitled to receive the sum of the Executive's Base Salary through the Date of Termination not theretofore paid (payable within 30 days of the Date of Termination); any unreimbursed business expenses; any annual bonus earned by the Executive pursuant to Section 3(b) for any calendar year completed prior to the Date of Termination that remains unpaid as of the Date of Termination (payable at the same time as annual bonuses are paid to executives generally); and any amount arising from the Executive's participation in, or benefits under, any employee benefit plans, programs or arrangements (including without limitation, any disability or life insurance benefit plans, programs or arrangements), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (collectively, the "Accrued Rights").

(c)    Termination by the Company without Cause or Resignation For Good Reason. If the Executive's employment shall be terminated by the Company without Cause (and not by reason of Executive's death or Disability), or by the Executive for Good Reason, then, in addition to the Accrued Rights, the Company shall (subject to the Executive's execution, within the period specified therein, of a waiver and general release of claims in substantially the form attached hereto as Exhibit A, and such general release of claims becoming effective and irrevocable in accordance with its terms):

(1)    continue to pay to the Executive, in accordance with the Company's regular payroll practice following the Date of Termination, the Executive's Base Salary for a period of twelve (12) months;
(2)    pay to the Executive, at the time annual bonuses are paid to other Company executives, but no later than March 15 of the year following the year in which the Date of Termination occurs, an annual Performance Bonus for the calendar year of termination (based on actual performance for such year) in a lump sum amount pro-rated based on the number of days in the calendar year of termination from January 1st through the Date of Termination; and
(3)    pay or reimburse Executive for the cost of up to one year of COBRA continuation coverage for Executive and his covered dependents; provided that Executive elects and receives such coverage in accordance with the terms and conditions of the applicable benefit plans.

Notwithstanding the foregoing the Company shall not be obligated to make any such payments described in this Section 5(c) after the date the Executive first violates any of the restrictive covenants set forth in Section 6. Following the Executive's termination of employment by the Company without Cause (and not by reason of Executive's death or Disability), or by the Executive for Good Reason, except as set forth in this Section 5(c), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(i)    "Cause" shall be deemed to exist if any of the following items shall apply: (i) a material breach of the Executive's obligations under this Agreement; (ii) willful misconduct by the Executive in the performance of his duties to the Company or a material violation by the Executive of any material written policies of the Company of general application to executives or specific written directions of the Board that are consistent with Executive's position and duties hereunder; (iii) a breach of any fiduciary duty which the Executive owes to the Company or any affiliate in his capacity as an employee or officer; (iv) the conviction or plea of guilty or no contest by the Executive with respect to (A) a felony or (B) embezzlement, dishonesty, or intentional and actual fraud; (v) the repeated use of illicit drugs or other illicit substances or the repeated abuse of alcohol; or (vi) an unexplained absence from work for more than ten (10) days in any twelve (12) month period (vacation, reasonable personal leave, reasonable sick leave, and Disability excepted). In each such case of Cause, the Company shall provide the Executive with written notice of the grounds for a Cause termination within sixty (60) days of the initial occurrence thereof, and (other than with respect to any termination for Cause pursuant to clauses (iv) or (v) above) if curable, the Executive shall have a period of thirty (30) days to cure after receipt of the written notice (the "Executive Cure Period").    Except where the Executive Cure Period is inapplicable, termination of the Executive following the Executive's cure or before the expiration of the Executive Cure Period shall constitute a termination without Cause and not a termination for Cause. If the alleged Cause event has not been cured at the end of any applicable Executive Cure Period, the Company's termination of employment for Cause will be effective on the first business day following the last day of the Executive Cure Period.

(ii)    "Good Reason" shall be deemed to exist if, without the Executive's consent: (i) there is a material diminution in the duties, responsibilities, title or authority of the Executive; (ii) there is any material breach by the Company of this Agreement; or (iii) the Company moves the Executive's primary location of employment and the distance between the Employee's residence and new primary business location is at least 35 miles greater than the distance between the Executives residence and former primary business location. In each such case of Good Reason, the Executive shall provide the Company with written notice of the grounds for a Good Reason termination within sixty (60) days of the initial occurrence thereof, and the Company shall have a period of thirty (30) days (but only ten (10) days for any monetary default by the Company) to cure after receipt of the written notice (the "Cure Period"). Resignation by the Executive following the Company's cure or before the expiration of the Cure Period shall constitute a voluntary resignation and not a termination or resignation for Good Reason. If the alleged Good Reason event has not been cured at the end of the Cure Period, the Executive's termination of employment for Good Reason will be effective on the first business day following the last day of the Cure Period.

(d)    Termination by the Company for Cause: Resignation Without Good Reason. If the Executive's employment shall be terminated by the Company for Cause or upon the Executive's resignation without Good Reason, the Executive shall only be entitled to receive the Accrued Rights. Following the Executive's termination of employment by the Company for Cause or upon the Executive's resignation without Good Reason, except as set forth in this Section 5(d), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(e)    Disability or Death. The Employment Period and the Executive's employment hereunder shall terminate immediately upon the Executive's death and may be terminated by the Company if the Executive is (in the good faith judgment of the Board) physically or mentally incapacitated and therefore has been unable for a period of one hundred twenty (120) days in any 365-day period to perform the essential functions of Executive's position, with a reasonable accommodation (such incapacity is hereinafter referred to as "Disability"), in each case, in a manner consistent with applicable state and federal law. Upon termination of the Executive's employment hereunder by reason of his Disability or death, the Executive or the Executive's estate (as the case may be) shall only be entitled to receive: (i) the Accrued Rights and (ii) such additional payments, if any, as determined by the Board in its sole and absolute discretion. Following the termination of the Executive's employment by reason of the Executive's Disability or death, except as set forth in this Section 5(e), the Executive shall have no further rights to any compensation or any other benefits under this Agreement.

(f)    Return of Property. Upon cessation of the Executive's employment with the Company for any reason, whether voluntary or involuntary, the Executive shall immediately deliver to the Company (i) all physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files and any and all other materials, including computerized and electronic information, that refers, relates or otherwise pertains to the Company or any affiliate of the Company (or business dealings thereof) that are in the Executive's possession, subject to the Executive's control or held by the Executive for others; and (ii) all property or equipment that the Executive has been issued by the Company or any affiliate of the Company during the course of his employment or property or equipment thereof that the Executive otherwise possesses, including any computers, cellular phones, pagers and other devices, except that the Executive shall be permitted to retain his address books. The Executive acknowledges that he is not authorized to retain any physical, computerized, electronic or other types of copies of any such physical, computerized, electronic or other types of records, documents, proposals, notes, lists, files or materials, and is not authorized to retain any other property or equipment of the Company or any affiliate of the Company; provided, however, the Executive may retain copies of documents relating to any employee benefit plans applicable to the Executive and income records to the extent necessary for the Executive to prepare the Executive's individual tax returns or any records pertinent to any disputed termination of this Agreement or any claim for indemnification from the Company. The Executive further agrees that the Executive will immediately forward to the Company (and thereafter destroy any physical or electronic copies thereof) any business information relating to the Company or any affiliate of the Company that has been or is inadvertently directed to the Executive following the Executive's last day of employment. The provisions of this Section 5(f) are in addition to any other written obligations on the subjects covered herein that the Executive may have with the Company and its affiliates, and are not meant to and do not excuse such obligations. Upon the termination of his employment with the Company and its subsidiaries, the Executive shall, upon the Company's request, promptly execute and deliver to the Company a certificate (in form and substance satisfactory to the Company) to the effect that the Executive has complied with the provisions of this Section 5(f).
(g)    Resignation of Offices. Promptly following any termination of the Executive's employment with the Company (other than by reason of the Executive's death), the Executive shall be deemed to have resigned from all positions that the Executive may then hold as an employee, officer or director of the Company or any affiliate of the Company.

(h)    Further Assurances; Cooperation. Following the termination of the Executive's employment with the Company, the Executive shall execute any and all documents reasonably requested by the Company to secure the Company's right to any Work Product (as defined in Section 6(b)), and the Executive agrees to make himself available as reasonably requested by the Company with respect to, and to use reasonable efforts to cooperate in conjunction with, any litigation or investigation arising from events that occurred during the Executive's employment with the Company and its affiliates (whether such litigation or investigation is then pending or subsequently initiated) involving the Company or any affiliate of the Company, including providing testimony and preparing to provide testimony if so requested by the Company. The Company shall reimburse the Executive for any reasonable travel and other expenses incurred in connection with cooperation provided under this Section 5(h) and shall pay the Executive reasonable compensation for any time or effort expended by him in connection with any requested actions or assistance after the Employment Period, whether such actions or assistance are required under this Section 5(h) or Section 6(b).

6.	Restrictive Covenants.

(a)    Confidential Information. During the course of the Executive's employment with the Company, the Executive will be given access to and receive Confidential Information (as defined below) regarding the business of the Company and its affiliates. The Executive agrees that the Confidential Information constitutes a protectable business interest of the Company and its affiliates and covenants and agrees that at all times during the Executive's employment with the Company, and at all times following the Executive's termination, the Executive will not, directly or indirectly, disclose any Confidential Information other than in the good faith performance of his duties hereunder. As used in this Agreement, the term "Confidential Information" means any and all confidential, proprietary or trade secret information of the Company or an affiliate not within the public domain, whether disclosed, directly or indirectly, verbally, in writing (including electronically) or by any other means in tangible or intangible form, including that which is conceived or developed by the Executive, applicable to or in any way related to: (i) the present or future business activities, products and services, and customers of the Company or its affiliates; (ii) the research and development of the Company or its affiliates; or (iii) the business of any client or vendor of the Company or its affiliates. Such Confidential Information includes the following property or information of the Company or its affiliates, by way of example and without limitation, trade secrets, processes, formulas, data, program documentation, customer lists, designs, drawings, algorithms, source code, object code, know how, improvements, inventions, licenses, techniques, all plans or strategies for marketing, development and pricing, business plans, financial statements, profit margins and all information concerning existing or potential clients, suppliers or vendors. Confidential Information of the Company also means all similar information disclosed to any member of the Company by third parties that is subject to confidentiality obligations. The Company shall not be required to advise the Executive specifically of the confidential nature of any such information, nor shall the Company be required to affix a designation of confidentiality to any tangible item, in order to establish and maintain its confidential nature. Notwithstanding the preceding to the contrary, Confidential Information shall not include general industry :information or information that is publicly available or readily discernible from publicly available products or literature; information that the Executive lawfully acquires from a source other than the Company or its affiliates or any client or vendor of the Company or any of its affiliates (provided that such source is not known by Executive, after reasonable inquiry, to be bound by a confidentiality agreement with the Company or any of its affiliates); information that is required to be disclosed pursuant to any law, regulation, rule of any governmental body or authority, or stock exchange, or court order; or information that reflects employee's own skills, knowledge, know-how and experience gained prior to employment or service and outside of any connection to or relationship with the Company or any of its affiliates. Furthermore, in accordance with the Defend Trade Secrets Act of 2016, the Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, nothing in this Agreement shall limit Executive's ability to communicate with any government agency or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice to the Company.

(b)    Intellectual Property Ownership.    The Executive hereby assigns to the Company all rights, including, without limitation, copyrights, patents, trade secret rights, and other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, works of authorship, Confidential Information or trade secrets (i) developed or created by the Executive, solely or jointly with others, during the course of performing work for or on behalf of the Company or any affiliate of the Company, whether as an employee or independent contractor, at any time during the Employment Period, (ii) that the Executive conceives, develops, discovers or makes in whole or in part during the Executive's employment by the Company that relate to the business of the Company or any affiliate of the Company or the actual or demonstrably anticipated research or development of the Company or any affiliate of the Company, or (iii) that the Executive conceives, develops, discovers or makes in whole or in part during or after the Executive's employment by the Company that are made through the use of any trade secrets of the Company or the significant use of the equipment, facilities, supplies, or time of the Company or any affiliate of the Company, or that result from any work the Executive performs for the Company or any affiliate of the Company (collectively, the "Work Product"). Without limiting the foregoing, to the extent possible, all software, compilations and other original works of authorship included in the Work Product will be considered a "work made for hire" as that term is defined in Title 17 of the United States Code. If, notwithstanding the foregoing, the Executive for any reason retains any right, title or interest in or relating to any Work Product, the Executive agrees promptly to assign, in writing and without any requirement of further consideration, all such right, title, and interest to the Company. Upon request of the Company at anytime during or after the Employment Period, the Executive will take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to evidence, perfect, record or otherwise give full and proper effect to any assignments of rights under or pursuant to this Agreement; provided that the Company shall bear the entire cost and expenses of such further actions and assistance. The Executive will promptly disclose to the Company any such Work Product in writing.

(c)    Agreement Not to Compete.    The Executive acknowledges that the Company has spent significant time, effort and resources protecting its Confidential Information and customer goodwill. The Executive further acknowledges that the Confidential Information is of significant competitive value to the Company in the industry in which it competes, and that the use or disclosure, even if inadvertent, of such Confidential Information for the benefit of a competitor would cause significant damage to the legitimate business interests of the Company. Accordingly, in order to protect the legitimate business and customer goodwill interests of the Company, to protect that Confidential Information against inappropriate use or disclosure, and in consideration for the Executive's employment and the benefits provided to the Executive (including, without limitation, the benefits payable to the Executive pursuant to this Agreement), the Executive agrees that during the period commencing on the Effective Date and ending on the date that is twelve (12) months after the Date of Termination (the "Restricted Period"), without the prior written consent of the Company (which consent shall be exercised in the Company's sole and absolute discretion) the Executive shall not directly or indirectly (including, without limitation, as an employee, officer, director, owner, consultant, manager, or independent contractor) engage in or be employed by or otherwise provide services for compensation to any entity engaged in the business of developing, manufacturing, or selling water infrastructure products, including without limitation, concrete, steel and ductile iron pipe, fabrication and fittings, and precast concrete products, including drainage, structural and specialty products, and storm water management products within any state, province or region (whether in the United States or in any country) in which the Company, any subsidiary of the Company, or any affiliate of the Company that is under the common control with the Company (collectively, the "Company Group") conducts such business as of the Date of Termination (a "Competing Business"). The foregoing, however, shall not prevent the Executive's passive ownership of up to five percent (5%) or less of the equity securities of any publicly traded company.

(d)    Agreement Not to Solicit Employees. The Executive agrees that during the Restricted Period, the Executive shall not, directly or indirectly, solicit, recruit or hire any person who is as of the Date of Termination (or was within twelve (12) months prior to the Date of Termination) an employee of the Company or an affiliate (provided, however, that the foregoing provision shall not prohibit solicitations made by the Executive to the general public or the Executive's serving as a reference for any such employee upon request).

(e)    Agreement Not to Solicit Business Contacts. The Executive agrees that during the Restricted Period, the Executive will not (other than in the good faith performance of his duties hereunder) directly or indirectly (i) solicit or encourage any client, customer, bona fide prospective client or customer, supplier, licensee, licensor, landlord or other business relation of the Company and/or any of its affiliates (each a "Business Contact") to terminate or diminish its relationship with them; or (ii) seek to persuade any such Business Contact to conduct with anyone else any business or activity conducted or, to the Executive's knowledge, under consideration by the any member of the Company Group as of the Date of Termination that such Business Contact conducts or could conduct with any member of the Company Group.

(f) Non-Disparagement. The Executive shall not, during the Restricted Period, disparage the Company (or any affiliate) in any way that materially and adversely affects the goodwill, reputation or business relationships of the Company or the affiliate with the public generally, or with any of its customers, vendors or employees. During the Restricted Period, the Company shall not (and shall use reasonable efforts to procure that its directors and officers, its affiliates and the respective directors and officers or such affiliates shall not) disparage the Executive in any way that materially and adversely affects him or his reputation. Notwithstanding the foregoing, this Section shall not prohibit either Party from rebutting claims or statements made by any other person.

(g) Enforcement. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to this Section 6. The Executive agrees that each of the restraints contained herein are necessary for the protection of the goodwill, Confidential Information and other legitimate interests of the Company; that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent him from obtaining other suitable employment during the period in which the Executive is bound by such restraints. The Executive further acknowledges that, were he to breach any of the covenants contained in this Section 6, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to injunctive relief against any breach or threatened breach by the Executive of any of said covenants.

7.Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

8.Mutual Drafting. Each Party has had the opportunity to be represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the Parties, at arm's length, with the advice and participation of counsel, and shall be interpreted in accordance with its terms without favor to either Party, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement.

9.Section 409A of the Internal Revenue Code. Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, amounts payable to the Executive pursuant to Section 5 are intended to be made in reliance upon Treas. Reg. § l.409A-l(b)(4) (short-term deferral). No amounts payable under this Agreement upon the Executive's termination of employment shall be payable unless the Executive's termination of employment constitutes a "separation from service" within the meaning of Treas. Reg. § l.409A- l(h). Furthermore, if the Executive is a Specified Employee (as defined for purposes of Section 409A of the Internal Revenue Code of 1986, as amended ("Section 409A")), with respect to any amount or benefit payable or due by reason of a separation from service that constitutes nonqualified deferred compensation within the meaning of Section 409A (after taking into account all applicable exemptions), such amounts or benefits shall not commence until after the end of the six continuous month period following the date of the Executive's separation from service, in which case, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump-sum cash payment on the first day of the seventh month following the date of the Executive's separation from service. The Company and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A. If any provision of this Agreement does not satisfy the requirements of Section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject the Executive to additional tax or interest under Section 409A, the Company shall reform the provision. However, the Company shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Company shall not be required to incur any additional compensation expense as a result of the reformed provision. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on the Executive under Section 409A. Notwithstanding the foregoing, no particular tax result for the Executive with respect to any income recognized by the Executive in connection with this Agreement is guaranteed. Neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all such taxes, interest, or penalties, or liability for any damages related thereto. The Executive acknowledges that he has been advised to obtain independent legal, tax or other counsel in connection with Section 409A. Each payment under this Agreement is intended to be a "separate payment" and not a series of payments for purposes of Section 409A. Any payments or reimbursements of any expenses provided for under this Agreement shall be made in accordance with Treas. Reg. § l.409A- 3(i)(1)(iv). With respect to reimbursements or in-kind benefits provided under this Agreement: (a) the Company will not provide for cash in lieu of a right to reimbursement or in-kind benefits to which the Executive has a right under this Agreement, (b) any reimbursement or provision of in-kind benefits made during the Executive's lifetime (or such shorter period prescribed by a specific provision of this Agreement) shall be made not later than December 31st of the year following the year in which the Executive incurs the expense, and (c) in no event will the amount of expenses so reimbursed, or in-kind benefits provided, by the Company in one year affect the amount of expenses eligible for reimbursement or in-kind benefits to be provided, in any other taxable year. All references in this Agreement to Section 409A include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A.

10.Governing Law. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the State of Texas, without regard to the conflict of laws principles thereof.

11.	Binding Arbitration.

(a)    Generally. The Executive and the Company agree that any controversy or claim arising out of or relating to this Agreement, the employment relationship between the Executive and the Company, or the termination thereof, including the arbitrability of any controversy or claim, which cannot be settled by mutual agreement will be finally settled by binding arbitration in accordance with the Expedited Arbitration Procedures of Judicial Arbitration & Mediation Service, Inc. ("JAMS"), as set forth in Section 16.1 et seq. of the JAMS rules, or any successor provision thereto, as follows: Any Party aggrieved will deliver a notice to the other Party setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice may be submitted to JAMS arbitration conducted before a single neutral arbitrator in Dallas, Texas. The arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by JAMS. The arbitrator may enter a default decision against any Party who fails to participate in the arbitration proceedings. Notwithstanding the foregoing, a Party who seeks equitable relief, including injunctive relief, shall not be obligated to utilize the arbitration proceedings required hereunder and instead may seek such relief in any state or federal court sitting in Dallas, Texas.

(b)    Binding Effect. The decision of the arbitrator on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The arbitrator shall only be authorized to interpret the provisions of this Agreement, and shall not amend, change or add to any such provisions. The Parties agree that this provision has been adopted by the Parties to rapidly and inexpensively resolve any disputes between them and that this provision will be grounds for dismissal of any court action commenced by either Party with respect to this Agreement, other than post-arbitration actions seeking to enforce an arbitration award or proceedings seeking equitable relief as permitted under Section 1l(a). In the event that any court determines that this arbitration procedure is not binding, or otherwise allows any litigation regarding a dispute, claim, or controversy covered by this Agreement to proceed, the Parties hereto hereby waive any and all right to a trial by jury in or with respect to such litigation.
(c)        Fees and Expenses. Each Party will bear its own expenses and the fees of its own attorney.
(d)    Confidentiality. The Parties and the arbitrator will keep confidential, and will not disclose to any person, except the parties' advisors and legal representatives, or as may be required by law or to enforce in court an arbitrator's award, the existence of any controversy under this Section 11, the referral of any such controversy to arbitration or the status or resolution thereof.

(e)    Waiver. The Executive acknowledges that arbitration pursuant to this Agreement includes all controversies or claims of any kind (e.g., whether in contract or in tort, statutory or common law, legal or equitable) now existing or hereafter arising under any federal, state, local or foreign law, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the Family and Medical Leave Act, the Americans With Disabilities Act and all similar federal, state and local laws, and the Executive hereby waives all rights thereunder to have a judicial tribunal and/or a jury determine such claims.
(f)    Acknowledgment. The Executive acknowledges that before agreeing to participate in this Agreement, the Executive has had the opportunity to consult with any attorney or other advisor of the Executive's choice, and that this provision constitutes advice from the Company to do so if the Executive chooses. The Executive further acknowledges that the Executive has agreed to enter into this Agreement of the Executive's own free will, and that no promises or representations have been made to the Executive by any person to induce the Executive to enter into this Agreement other than the express terms set forth herein. The Executive further acknowledges that the Executive has read this Agreement and understands all of its terms, including the waiver of rights set forth in this Section 11.

12.Indemnification.    The Company shall, to the maximum extent permitted by applicable law, indemnify the Executive and hold him harmless against liabilities, expenses, judgments, fines, settlements, awards, costs (including attorneys' fees) and other amounts actually and reasonably incurred by the Executive in connection with any threatened, pending or completed action, suit, arbitration, alternative dispute mechanism, inquiry, judicial, administrative or legislative hearing, investigation or proceeding of any kind arising by reason of the fact that the Executive is or was an employee, officer or director of the Company, its subsidiaries, affiliates or any other member of the Company Group. Expenses incurred by the Executive that the Company is required to indemnify as set forth above shall be paid (including advancement of expenses if requested by the Executive) or reimbursed by the Company as soon as practicable following receipt by it of a request for payment or reimbursement (provided such request provides reasonable evidence of the expenditure) and an undertaking of the Executive to repay such expenses if it should ultimately be determined by a court of competent jurisdiction that the Executive was not entitled to be indemnified by the Company. The Executive shall at all times be covered for acts and omissions performed while an employee, officer, director or manager of any member of the Company Group under any directors and officers liability insurance policy maintained by the Company on terms no less favorable than those applicable to other executive officers, directors or managers of the Company Group. This Section 12 shall, for the avoidance of doubt, survive termination of the Executive's employment with the Company and/or termination of this Agreement.

13.Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations to any affiliate of the Company or to a successor to the business of the Company or all or substantially all of the assets of the Company without the consent of the Executive (provided that the Company shall require any such successor to assume its obligations under this Agreement). This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

14.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of either Party to require the performance of any term or obligation of this Agreement, or the waiver by either Party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

15.Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Legal Department or to such other address as any Party may specify by notice to the other actually received.

16.Entire Agreement. This Agreement constitutes the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to such subject matter.

17.Amendment.    This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

18.Headings. The headings and captions in this Agreement are for convenience only, and in no way define or describe the scope or content of any provision of this Agreement.

19.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

[Remainder of page is intentionally blank]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have hereunto set their hands under seal, effective as of the date first set forth above.

SIGNATURE PAGE TO EMPLOYMENT AGREEMENT

Exhibit A

FORM OF WAIVER AND RELEASE OF CLAIMS
This WAIVER AND RELEASE OF CLAIMS (this "Agreement") is entered into as of this
     day of     , 20     , by and between Mark Carpenter (the "Executive") and Forterra, Inc., a Delaware corporation (the "Company").

1.	General Release of Claims.

a.
In consideration of and subject to performance by the Company of its obligations under that certain Employment Agreement, dated December 18, 2017, by and between the Company and Executive (the "Employment Agreement"), including without limitation, the payments (less all applicable federal, state and local withholdings) set forth in Section 5(c) of the Employment Agreement, and subject to the Company's execution and delivery of this Agreement in the space provided below (collectively, the "Consideration") Executive, on behalf of himself and his agents, heirs, executors, successors and assigns (collectively, the "Executive Parties"), knowingly and voluntarily releases, remises, and forever discharges the Company, Forterra US Holdings, LSF9 Stardust Holdings, L.P., LSF9 Stardust Holdings Ltd., Lone Star Fund IX (U.S.), L.P., and, to the extent that they could be liable in respect of their positions with any of the foregoing, each of their respective parents, subsidiaries or affiliates, together with each of their current and former principals, officers, directors, partners, shareholders, agents, representatives and employees, and each of their respective affiliates, and each of the above listed person's heirs, executors, successors and assigns whether or not acting in his or her representative, individual or any other capacity (collectively, the "Company Released Parties"), to the fullest extent permitted by law, from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreements, claims, damages, costs, expenses, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity ("Claims"), which Executive ever had, now has, or may hereafter claim to have against the Company Released Parties by reason of any matter, cause or thing whatsoever arising out of or connected with the undersigned Executive's employment with, or separation or termination from, the Company from the beginning of time to the time he signs this Agreement (the "General Release"). The General Release shall apply to any Claim of any type, including, without limitation, any Claims with respect to Executive's entitlement to any wages, bonuses, benefits, payments, or other forms of compensation; any claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, or emotional distress; any Claims of any type that Executive may have arising under the common law; any Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the federal Workers' Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, each as amended; and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Company

Released Parties and Executive, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Executive's employment relationship, or the termination of his employment, with the Company or any Company Released Party.

b.
Except as provided in Section l(d) below, Executive intends that the General Release extend to any and all Claims of any kind or character related to, arising out of or connected with the Executive's employment with, or separation or termination from, the Company, and Executive, on behalf of himself, his agents, heirs, executors, successors and assigns, therefore expressly waives any and all rights granted by federal or state law or regulation that may limit the release of unknown claims.

c.
Except as provided in Section 5(c) of the Employment Agreement, Executive acknowledges and agrees that the Company has fully satisfied any and all obligations owed to him arising under the Employment Agreement, and no further sums are owed to him by the Company or by any of the other Company Released Parties at any time under the Employment Agreement. Executive represents and warrants that Executive has not filed, and Executive will not file, any lawsuit or institute any proceeding, charge, complaint or action asserting any claim released by this Agreement before any federal, state, or local administrative agency or court against any Company Released Party, concerning any event occurring prior to the signing of this Agreement. Nothing in this Agreement, however, shall be construed as prohibiting Executive from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (each a "Government Agency"). Executive further understands that this Agreement does not limit Executive's ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. However, to the maximum extent permitted by law, Executive agrees that if such a charge or complaint is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies. This Agreement does not limit or prohibit Executive's right to receive an award for information provided to any Government Agency to the extent that such limitation or prohibition is a violation of law. Executive also hereby agrees that nothing contained in this Agreement shall constitute or be treated as an admission of liability or wrongdoing by any of the Company Released Parties.

d.
Nothing in this Section 1 shall be deemed to release (i) Executive's right to enforce the terms of this Agreement or the Employment Agreement (other than the claims released hereunder) or any other agreement unrelated to his employment hereunder between the Company and any of the Company Released Parties, (ii) Executive's rights, if any, to any benefits as of Executive's last day of employment with the Company under the terms of an employee compensation or benefit plan, program or agreement in which Executive is a participant, (iii) Executive's rights to indemnification under any indemnification agreement he has with the Company or any other Company Released Party, under the Employment Agreement and/or under the Company's or any Company Released Party's charter or bylaws, or to whatever coverage Executive may have under the Company's or any Company Released Party's directors' and officers' insurance policy for acts and omissions when Executive was an officer or director of the Company or of any Company Released Party, or (iv) any claim that cannot be waived under applicable law, including any rights to workers' compensation or unemployment insurance.

2.
Consultation with Attorney; Voluntary Agreement. The Company advises Executive to consult with an attorney of his choosing prior to signing this Agreement. Executive understands and agrees that he has the right and has been given the opportunity to review this Agreement and, specifically, the General Release in Section 1 above, with an attorney. Executive also understands and agrees that he is under no obligation to consent to the General Release set forth in Section 1 above. Executive acknowledges and agrees that the Consideration is sufficient consideration to require him to abide with his obligations under this Agreement, including but not limited to the General Release set forth in Section 1. Executive represents that he has read this Agreement, including the General Release set forth in Section I and understands its terms and that he enters into this Agreement freely, voluntarily, and without coercion.

3.
Effective Date; Revocation. Executive acknowledges and represents that he has been given at least [twenty-one (21)/forty-five (45)] days during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in Section 1 above, although he may sign and return it sooner if he so desires. Executive further acknowledges and represents that he has been advised by the Company that he has the right to revoke this Agreement for a period of seven (7) days after signing it. Executive acknowledges and agrees that, if he wishes to revoke this Agreement, he must do so in a writing, signed by him and received by the Company no later than 5:00 p.m. local time on the seventh (7th) day of the revocation period. If the last day of the revocation period falls on a Saturday, Sunday or holiday, the last day of the revocation period will be deemed to be the next business day. If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following his execution of this Agreement (the "Release Effective Date"). Executive further acknowledges and agrees that, in the event that he revokes this Agreement, it shall have no force or effect, and he shall have no right to receive any payments or benefits pursuant to Section 5(c) of the Employment Agreement.

4.
Warranty Against Prior Transfer of Released Claims. Executive hereby represents and warrants to the Company that Executive is the sole owner of any Claims that he may now have or in the past had against any of the Company Released Parties and that Executive has not assigned, transferred, or purported to assign or transfer any such Claim to any person or entity.

5.
Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.

6.
Waiver. No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time. This Agreement and the provisions contained in it shall not be construed or interpreted for or against either party because that party drafted or caused that party's legal representative to draft any of its provisions.

7.	Governing Law. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the State of Texas, without regard to the conflict of laws principles thereof.

8.	Headings. All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision of this Agreement.

9.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page follows.]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the dates written below.

Dated:
Mark Carpenter

Acknowledged and Agreed:

COMPANY
Forterra, Inc.

Dated:	By:
Name:
Title:

By executing this Agreement in the space above and delivering it to Executive, the Company (for and on behalf of its affiliates and assigns) hereby releases and forever discharges the Executive and the Executive Parties from any Claims (as defined above, mutatis mutandis) which the Company may have against the Executive Parties related to, arising out of or connected with the Executive's employment with, or separation or termination from, the Company. The Company (for and on behalf of its affiliates and assigns) hereby makes, for the benefit of the Executive Parties, the representations and warranties and acknowledgments set forth in Sections 1.b. and 4 of this Agreement, mutatis mutandis. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not relinquish, diminish, or in any way affect any of the Company's (or its affiliates' and assigns') rights or claims arising out of any breach by the Executive after the date hereof of the Employment Agreement if and to the extent those rights, in each case by their specific terms, survive termination of Executive's employment with the Company nor to enforce the terms of this Agreement or any other agreement between the Executive and the Company unrelated to her employment with any Company Released Party.